Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF KENNEDY-WILSON, INC.

KENNEDY-WILSON, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST:  That the Board of Directors of the Corporation, at a special meeting held on October 2, 1995, unanimously adopted a resolution declaring it advisable that the Certificate of Incorporation of the Corporation be amended as follows:

That Section 1 of Article V of the Certificate of Incorporation be amended to read in its entirety as follows:

SECTION 1.  Number of Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares consisting of Twenty Million (20,000,000) shares of Common Stock, par value $.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share.  Upon the amendment of this Article, each ten of the outstanding shares of Common Stock of the Corporation of the par value of $.01 shall be reverse split into one share of Common Stock of the Corporation of the par value of $.01; provided, however that no fractional shares shall be issued and in lieu thereof the Corporation shall purchase for cash only such fractional interest resulting from the reverse split.

SECOND:  That the stockholders of the Corporation have approved the foregoing amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, KENNEDY-WILSON, INC. has caused this Certificate of Amendment to be executed and attested to by the undersigned officers of the Corporation this 20th day of November, 1995.

KENNEDY-WILSON, INC.

	By:	/s/ William J. McMorrow
William J. McMorrow, Chairman of the Board

[CORPORATE SEAL]

ATTEST:

/s/ Randall G. Dotemoto
Randall G. Dotemoto, Secretary